POLICIES & PROCEDURES REGARDING INSIDER TRADING AND TIPPING

I. Purpose of these Policies and Procedures

It is the Blue Owl Real Estate Net Lease Trust’s (including its subsidiaries, collectively, “ORENT”) policy that no person covered by this policy who, in the course of working for ORENT or otherwise, learns of material nonpublic information (“MNPI”) about ORENT or any company with which it does business1 may trade in the securities of any such company, or disclose any such information to someone who may trade in such securities, until the information become public or is no longer material.

This policy is not intended to discourage or prohibit appropriate communications between you and other market participants and trading counterparties. You should consult with the CCO with any questions about the appropriateness of any communications.

ORENT has instituted the general policy set forth below with the aim of detecting and preventing the misuse of MNPI (as defined below).

II. Regulatory Framework

•Compliance with U.S. Securities Laws

Although not defined in the U.S. securities laws, “insider trading” is generally described as trading either personally or on behalf of others on the basis of MNPI or communicating (or “tipping”) MNPI to others who may trade in securities on the basis of that information.

U.S. securities laws have been interpreted to prohibit the following activities:

(1) trading by an insider while in possession of MNPI;
(2) trading by a non-insider while in possession of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
(3) trading by a non-insider who obtained MNPI through unlawful means; such as computer hacking; and
(4) communicating MNPI to others in breach of a fiduciary duty.

III. Who is Covered?

This policy covers trustees, officers and employees of ORENT (collectively, “you”).

In addition, this policy applies to your family members who reside with you, including any child, child away at college, stepchild, grandparents, parent, stepparent, spouse or civil partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing your household, as well as any family members who do not live in your household but whose transactions in any securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in any securities (collectively, “Immediate Family Members”).

1 While not exhaustive, this includes, ORENT’s customers or suppliers, as well as portfolio companies in which ORENT invests.
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POLICIES & PROCEDURES REGARDING INSIDER TRADING AND TIPPING

This policy also applies to any entities or accounts that you influence or control, including any corporations, partnerships, trusts or non-discretionary accounts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your account.

You are responsible for the transactions of your Immediate Family Members and therefore you should make them aware of the need to confer with you before they trade in any securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account. This policy does not, however, apply to personal securities transactions of Immediate Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Immediate Family Members.

IV. What Information is Material?

All information that an investor might consider important in deciding whether to buy, sell or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Individuals may not be held liable for trading on inside information, unless the information is material. Examples of some types of material information are:

•financial results or expectations for the quarter of the year;
•financial forecasts;
•changes in distributions;
•possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
•changes in customer relationships with significant customers;
•obtaining or losing important contracts;
•important product developments;
•major financing developments;
•major personnel changes;
•major litigation developments;
•write-downs or write-offs of assets;
•additions to reserves for bad debts or contingent liabilities;
•expansion or curtailment of company or major division operations;
•criminal, civil and government investigations and indictments;
•pending labor disputes;
•debt service or liquidity problems;
•bankruptcy or insolvency problems;
•tender offers, stock repurchase plans, etc; and
•recapitalization.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of MNPI applies to all types of securities, including equity, debt, commercial paper, government securities and options.
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POLICIES & PROCEDURES REGARDING INSIDER TRADING AND TIPPING

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of security and therefore be considered material.

You should consult with the CCO if there is any question as to whether nonpublic information is material.

V. When is Information No Longer Nonpublic Information?

Once nonpublic information has been effectively distributed to the investing public, it can no longer be classified as MNPI. However, the distribution of MNPI should occur through commonly recognized channels for the classification to change. In addition, the information should not only be publicly disclosed, there should be adequate time for the public to receive and digest the information. Lastly, nonpublic information does not change to public information solely by selective dissemination.

Examples of the ways in which nonpublic information might be transmitted include, but are not limited to:

•in person;
•in writing;
•by telephone;
•during a presentation;
•by email, instant messaging or Bloomberg messaging;
•by text message or through X (formerly known as Twitter); and
•on a social networking site such as Facebook or LinkedIn.

You should be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving MNPI. You should consult with the CCO if there is any question as to whether material information is nonpublic.

VI. Penalties for Trading on MNPI

The penalties for trading on or communicating MNPI are extremely sever in nature, both for the individuals involved in such unlawful conduct and for any person who at the time of such conduct, directly or indirectly, controlled the person who engaged in such conduct. A person can be subject to the penalties below even if (s)he does not personally benefit from the violation. Penalties include the following:

•civil injunctions;
•damages to contemporaneous traders on the opposite side of the market;
•jail sentences of up to 20 years;
•a civil penalty for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not such person actually benefited;
•a civil penalty for the controlling person of three times the amount of the profit gained or loss avoided as a result of the violator’s conduct; and
•criminal fines of up to $5,000,000.

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POLICIES & PROCEDURES REGARDING INSIDER TRADING AND TIPPING

In addition, any violation of the law or this policy can be expected to result in serious sanctions by ORENT, including dismissal of the person or persons involved, as permitted by local laws.

The foregoing is a very brief and simple summary of what constitutes insider trading under the current law. If you have a question concerning insider trading or concerning the status of specific information in your possession you should consult with the CCO.

VII. Procedures to Follow When You Believe You May Possess MNPI

If you believe that you have received information that might be MNPI, you must immediately notify the CCO.

If you are not sure if the information is MNPI, you should discuss the information with the CCO who will determine if the information is MNPI.

If the information is determined to be MNPI, you must comply with the following requirements.

•Do not discuss the information with anyone outside of ORENT and in general, within ORENT, disclosure should be limited to the investment team and/or others who are deemed to need this information to perform his/her job responsibilities. You should consult with the CCO is any questions arise as to who should be privy to MNPI.
•If you know that other employees have also received this information, you must inform the CCO.
•Do not engage in a transaction, either in your personal trading accounts or on behalf of ORENT or any other person, in a financial instrument while in possession of MNPI about its issuer.
•If you become aware that ORENT is considering or actually trading any security for any account we manage, you should regard that as MNPI. Accordingly, you should communicate any information about this prospective trade to anyone until you know that such trading is no longer being considered or until after ORENT ceases trading in that security. In addition, you may not trade for yourself or any Immediate Family Member in any security ORENT Is currently trading until after ORENT has ceased trading in that security.

VIII. Restricted List

From time to time, the CCO may place certain securities on the Restricted Trading List (“RTL”).

You may not trade in securities on the RTL for your personal account or accounts managed by you on behalf of others, unless specific approval has been received from the CCO. In addition, at times, the RTL may also contain prohibitions, restrictions and limitations on trading for accounts managed by ORENT. For the avoidance of doubt, these provisions also apply to your Immediate Family Members.

The contents of the RTL are proprietary to ORENT and are not published at this time. If you find out the name of any security or any other information that is on the RTL, or that is being considered for inclusion on the RTL (e.g., because you have requested that a security be added to the RTL), you are prohibited from sharing that information, including with:

•anyone at ORENT (provided, that you may contact a member of the Compliance Department with any questions); or
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POLICIES & PROCEDURES REGARDING INSIDER TRADING AND TIPPING

•anyone outside of ORENT (provided, that you may communicate to a person whose accounts are subject to this policy, such as an Immediate Family Member, that a preclearance request has been denied).

IX. Post-Termination Transactions

The restrictions set forth in this policy continue to apply to transactions in any securities even after termination of service to ORENT.

If an individual is in possession of MNPI (including information regarding ORENT or information regarding another company which (s)he obtained in the course of employment or term of service with ORENT) when his or her service terminates, that individual may not trade in any companies’ securities until that information has become public or is no longer material.

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